Jefferies LLC Member SIPC Preliminary Discussion Materials for Special Committee March 22, 2020 / Confidential Project Therato Preliminary & Confidential, Subject to Further Review and Revision DRAFT – HIGHLY CONFIDENTIAL Exhibit (c)(2)

Disclaimer The following pages contain material provided to the special committee of the board of directors (the “Special Committee”) of Cellular Biomedicine Group, Inc. (“CBMG” or the “Company”) by Jefferies LLC (“Jefferies”) in connection with a potential transaction involving the acquisition of CBMG by a consortium led by Mr. Bizuo (Tony) Liu, the Chief Executive Officer of CBMG, certain other senior management members of CBMG, Hillhouse Bio Holdings, L.P. and TF Capital Ranok Ltd., and which Consortium also includes Dangdai International Group Co., Limited, Mission Right Limited, Maplebrook Limited, Viktor Pan, Zheng Zhou, OPEA SRL, Wealth Map Holdings Limited and Earls Mill Limited (collectively, the “Consortium Members” and the consortium so formed, the “Consortium”). These materials were prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are for the use of the Special Committee (in its capacity as such) in its evaluation of a possible transaction involving the Company and the Consortium and may not be used for any other purpose without Jefferies’ written consent. The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Jefferies makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information. Jefferies does not provide accounting, tax, legal or regulatory advice. In addition, Jefferies and the Special Committee mutually agree that, subject to applicable law, the Company (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related thereto, without Jefferies imposing any limitation of any kind. i

Table of Contents Transaction Summary 1 CBMG Overview 2 Preliminary Financial Analysis 3 Appendix Tab Page 1 4 9 ii

Transaction Summary 1

Preliminary & Confidential,
Subject to Further Review and Revision

Transaction Overview

Summary of Selected Transaction Terms (1)

Acquiror:	Consortium, led by Mr. Bizuo (Tony) Liu, certain other senior management members of the Company, Hillhouse Bio Holdings, L.P. and TF Capital Ranok Ltd., and which Consortium also includes Dangdai International Group Co., Limited, Mission Right Limited, Maplebrook Limited, Viktor Pan, Zheng Zhou, OPEA SRL, Wealth Map Holdings Limited and Earls Mill Limited
Target:	Cellular Biomedicine Group, Inc.
Transaction Structure:	TBD
Consideration:	$19.50 in cash per CBMG share ($390.7 million (2),(3) implied equity value / $372.3 (2),(3),(4) million implied enterprise value)
Assumed Net Cash:	$18.3 million (4)
Financing:	• Combination of cash and rollover of existing equity interests in the Company funded by the Consortium Members or their respective affiliates • Consortium does not anticipate requiring debt financing
Certain Conditions:	• Approval of the Transaction by the Special Committee • Approval of the Transaction by stockholders holding at least a majority of all the issued and outstanding shares of common stock of the Company other than such shares held by any Consortium Member or their respective affiliates
Expected Announcement:	TBD
Expected Closing:	TBD

(1) Based on the new Preliminary Non-binding Proposal of the Consortium dated February 21, 2020.
(2) Total diluted shares calculated at Consortium proposed purchase price of $19.50 per share.
(3) FD Equity Value = Share Price * (Common Shares Outstanding + Options per treasury stock method).
a) Common Shares Outstanding at March 20, 2020: 19,355,292 shares.
b) Stock Options Outstanding as of March 20, 2020: 1,788,888, with $12.37 Weighted Average Strike Price.
(4) As of December 31, 2019, based on year-end cash and securities balance and debt balance disclosed in CBMG 2019 10-K. Consists of 2019 year-end cash and securities balance of $32.7 million (including investments with $0.2 million of market value, per CBMG management), and debt balance of $14.3 million. Subsequent pro forma adjustments include redemption of debt outstanding as of year-end on February 20, 2020 (as noted in CBMG 2019 10-K) and receipt of $16 million interim bridge loan facility from Winsor Capital Limited / TF Capital on January 29, 2020, of which $14 million has been drawn.

Jefferies LLC / March 2020 2 Jefferies

Summary of CBMG Market Data and Implied Transaction Statistics ($ in millions, except per share data) Source: CBMG public filings, CBMG website, Wall Street research, Capital IQ and CBMG Management. Note: 52-week high and 52-week low stock prices based on intraday stock prices. FD Equity Value = Share Price * (Common Shares Outstanding + Options per treasury stock method). Common Shares Outstanding at March 20, 2020: 19,355,292 shares. At November 8, 2019 and February 21, 2020: 19,280,612 shares Stock Options Outstanding as of March 20, 2020: 1,788,888, with $12.37 Weighted Average Exercise Price. As of November 8, 2019 and February 21, 2020: 1,797,516, with $12.36 Weighted Average Exercise Price. As of March 20, 2020, represents $18.3 million of net cash. As of November 8, 2019 and February 21, 2020, represents $46.3 million of cash, restricted cash and securities, net of $14.1 million of short term debt. 3

CBMG Overview 4

Public Market Overview

Preliminary & Confidential, Subject to Further Review and Revision

Market Summary

($USD millions, except per share data)	
Closing Stock Price (03/20/20)	$ 14.15
LTM Price Performance (%)	*(22.2%)*
% of 52-Week High	*74.5%*
52-Week High (11/01/19)	$ 18.99
52-Week Low (08/27/19)	$ 10.98
Fully Diluted Shares Outstanding (mm)[1]	19.787
Implied FD Equity Value	**$ 280.0**
Less: Cash and Cash Equivalents[2]	(32.3)
Plus: Debt[2]	14.0
Implied FD Enterprise Value	**$ 261.6**
90-Day Average Daily Trading Volume (000)	57

Last Twelve Months Stock Price Performance (3)



Stock Price ($)
Volume (000s)
$20.00
$15.00
$10.00
$5.00
$0.00
350
300
250
200
150
100
50
0
Mar-19
May-19
Jul-19
Sep-19
Nov-19
Jan-20
Mar-20
Volume
Stock Price

Financial Summary (Wall Street Research Analysts' Estimates)

($ millions, except per share data)	Historical and Projected FYE Dec. 31				
	2018A	2019A	2020E	2021E	2022E
Revenue	$ 0.2	$ 0.3	$ 1.6	$ 3.3	$ 12.3
Operating Income (Loss)	$ (40.5)	$ (51.0)	$ (60.3)	$ (70.4)	$ (69.9)
Net Income (Loss)	$ (38.9)	$ (50.0)	$ (60.6)	$ (70.5)	$ (69.9)
Net Income (Loss) Per Share	$ (2.20)	$ (2.63)	$ (2.59)	$ (2.68)	$ (2.44)

Ownership Summary (4)

Stockholder	Shares	% Ownership
Dangdai Intl (5)	2,270,000	11.7%
Wealth Map Holdings / Earls Mill Ltd (5)	1,712,920	8.8%
Novartis AG	1,458,257	7.5%
Maplebrook Ltd (5)	1,104,933	5.7%
Mission Right Ltd (5)	1,036,040	5.4%
Viktor Pan (5)	1,000,000	5.2%
BlackRock Fund Advisors	738,608	3.8%
Platinum Investment Management Ltd.	715,351	3.7%
Nikko Asset Management Co., Ltd.	532,825	2.8%
ARK Investment Management LLC	411,880	2.1%
Top 10 Stockholders	**10,980,814**	**56.7%**
Additional Consortium Members (5)	921,022	4.8%
Other Stockholders	7,453,454	38.5%
Total Shares Outstanding	**19,355,290**	**100.0%**

Source: Public filings, Bloomberg, Wall Street research, and Capital IQ as of March 20, 2020 and Wall Street research analysts' estimates.

(1) Fully Diluted Shares Outstanding calculated using the treasury stock method. Per Company filings, there were (as of March 20, 2020) 19.355 million basic shares outstanding and 1.789 million options outstanding to purchase common shares at a weighted average exercise price of $12.37.

(2) As of December 31, 2019, based on year-end cash and securities balance and debt balance disclosed in CBMG 2019 10-K. Consists of 2019 year-end cash balance of $32.7 million (including investments with $0.2 million of market value, per CBMG management), and debt balance of $14.3 million. Subsequent pro forma adjustments include redemption of debt outstanding as of year-end on February 20, 2020 (as noted in CBMG 2019 10-K) and receipt of $16 million interim bridge loan facility from Winsor Capital Limited / TF Capital on January 29, 2020, of which $14 million has been drawn.

(3) Based on daily closing stock prices.

(4) Account holdings based on Form 13F filings for period ended December 31, 2019; excludes broker dealers, index funds and venture capital / private equity firms.

(5) Represents Consortium participant. Per 13-D filings, Wealth Map and Earls Mill are affiliates of Sailing Capital. Additional Consortium participants (and their respective ownership positions) include Zheng Zhou (1.9%), Hillhouse (1.2%), Tony Liu (1.1%), other senior management members of the Company (0.4%), and OPEA SRL (0.1%). Consortium members hold 41.6% of common shares outstanding as of February 24, 2020. Per the Consortium's February 21 letter, the Consortium owns approximately 45% of the Company's capital stock. The remaining Consortium ownership position is derived from options and restricted stock units held by management team members, as well as TF Capital's interim financing investment, which is convertible to equity.

Jefferies LLC / March 2020 5 Jefferies

CBMG Annotated Stock Price Performance — Last Twelve Months 11/11/19: Announced receipt of preliminary non-binding proposal 1/29/20: Announced a $16mm bridge loan facility from Winsor Capital Ltd., an affiliate of TF Capital. $14mm of the $16mm facility has been drawn Based on daily closing stock prices 11/6/19: Release of ASH abstract with initial data for three patients treated in CBMG’s Phase 1 study for its Anti-BCMA CAR 2/24/20: Announced receipt of a new preliminary non-binding proposal in which the Consortium was expanded, which increased the Consortium’s collective ownership from 23% to 45%(1) Source: CBMG website and press releases, and Capital IQ as of March 20, 2020. As noted in the Consortium’s February 21, 2020 letter, the Consortium was expanded to include Wealth Map and Earls Mill (affiliates of Sailing Capital), Maplebrook, Viktor Pan, Zheng Zou, and OPEA SRL. Increase in Consortium ownership position from 23% as of the November 11, 2019 letter to 45% as of the February 21, 2020 letter is primarily the result of the addition of these investors. The other change in Consortium ownership between the November 11, 2019 letter and the February 21, 2020 letter was TF Capital’s investment in CBMG’s interim financing, which is convertible to equity. 6

Overview of Recent Trading Volatility CBMG Index vs. S&P 500 Since February 21, 2020(1) VIX Since 2007 3/20/20 66.0% 3/20/20 (15.2%) 3/20/20 (30.9%) Source: Capital IQ as of March 20, 2020. Date of the Company’s receipt of the new preliminary non-binding proposal indicating the Consortium’s expanded ownership from 23% to 45%. VIX – 2020 YTD 3/20/20 66.0% 7

Volume Weighted Average Stock Price Overview Trading History Source: Capital IQ as of March 20, 2020; Consortium letter dated November 8, 2019. Based on daily closing stock prices. 52-week high and low based on intraday stock prices. Based on Current Stock Price (as of March 20, 2020) Closing stock price $14.15 30-Day VWAP(1) $16.10 LTM VWAP(1) $15.96 52-Week High(2)$18.99 52-Week Low(2)$10.98 LTM ADTV (000s)44.9 Nov. Consortium Letter (as of November 8, 2019) Closing stock price$17.67 30-Day VWAP(1) $16.82 LTM VWAP(1) $16.95 52-Week High(2)$20.63 52-Week Low(2)$10.98 LTM ADTV (000s)48.1 Last 12 Months (Nov. Consortium Letter)(1) Total Float: 12.2 million shares Shares Traded: 12.1 million shares % of Float: 99.6% Last 12 Months (Actual)(1) Total Float: 12.1 million shares Shares Traded: 11.3 million shares % of Float: 93.2% 8

Preliminary Financial Analysis 9

Preliminary Selected CBMG Management Assumptions

Preliminary & Confidential, Subject to Further Review and Revision

Product	C-CAR088	AlloJoin	ReJoin	TIL	AFP TCR-T	Anti-19/20 BiCar
Region	China	China	China	China	China	China
Patient Population (2030)	• Addressable patients (3L MM): 10,062 • # of patients treated: 1,509	• Addressable patients (KOA): 68mm • # of patients treated: 95,000	• Addressable patients (KOA): 68mm • # of patients treated: 5,000	• Addressable patients (2L NSCLC): 780,828 • # of patients treated: 6,247	• Addressable patients (2L HCC): 278,359 • # of patients treated: 4,454	• Addressable patients(1): 4,311 • # of patients treated: 2,156
Penetration Rate (2030)	15.0%	0.14%	0.007%	0.8%	1.6%	50.0%
Probability of Success	40%	40%	40%	35%	10%	5%
Launch Year	2024	2025	2025	2025	2025	2024
Year into NRDL	2028	N/A	N/A	2029	2029	2028
Pricing (RMB, WAC)	• Launch: 600,000 • NRDL: 500,000	• Launch: 30,000	• Launch: 50,000	• Launch: 750,000 • NRDL: 600,000	• Launch: 700,000 • NRDL: 500,000	• Launch: 600,000 • NRDL: 500,000
COGS (RMB, WAC)	150,000	8,000	15,000	150,000	150,000	150,000
Research & Development (PoS, Adj.) (2)	• Pre-Launch: $46mm • Post-Launch: $0.4mm per year	• Pre-Launch: $25mm • Post-Launch: $0.2mm per year	• Pre-Launch: $31mm • Post-Launch: $0.2mm per year	• Pre-Launch: $35mm • Post-Launch: $0.35mm per year	• Pre-Launch: $28mm • Post-Launch: $0.1mm per year	• Pre-Launch: $36mm • Post-Launch: $0.05mm per year
Sales and Marketing	20% of PoS adjusted Revenue	20% of PoS adjusted Revenue	20% of PoS adjusted Revenue	20% of PoS adjusted Revenue	20% of PoS adjusted Revenue	20% of PoS adjusted Revenue

Other Assumptions Per Management

- Based on USD / RMB exchange rate of 7.0 throughout the forecast period
- Tax rate of 15.0%, applied in years when Company generates positive pre-tax operating income
- Probability of Success ("PoS") adjustment for R&D:
  - Allocated Pipeline: Based on development phase of product
  - Unallocated: 100% in 2020, ramping down to ~30% in 2025 and later years, based on weighted average PoS for all internal/proprietary product sales
- Change in Working Capital of 15% of the annual change in sales

Source: CBMG management as approved by the Special Committee.
Note: NRDL stands for National Reimbursement Drug List.
(1) Anti-CD19/20 Bi-CAR's addressable patient pool is CD-19 CAR-T's r/r patients. ORR is approximately 50% for Kymriah® and approximately 40% of patients with ORR would become relapsing patients. In total, 70% of Kymriah®'s patients are addressable to Anti-CD19/20 Bi-CAR. Similar basis of Yescarta targeted patients was applied assuming their 70% ORR and 40% relapsing patients.
(2) Pre-launch Research & Development represents cumulative expenses from 2020E through launch.

Jefferies LLC / March 2020
10
Jefferies

CBMG — Revenue Projections CBMG Management Source: CBMG management as approved by the Special Committee. Unadjusted Revenue ($ millions) PoS Adjusted Revenue ($ millions) 11

Summary Historical and Projected Risk-Adjusted Financials ($ in millions) Source: CBMG management as approved by the Special Committee. Note: “N/A” denotes not applicable. Represents unallocated R&D, including shared costs relating to D&P, raw materials, staff costs and outsourcing expenses. 12

Methodology and Additional Information Methodology General Description Comments Discounted Cash Flow Analysis (As of March 20, 2020)* A methodology based on an entity’s or a business’ risk-adjusted cash flow generating abilities Discount rate range of 12.8% – 14.8% applied to CBMG’s projected cash flows(1) Terminal value calculated using perpetuity growth rate of 2.5% – 3.5% Premiums Paid A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions involving public companies Reviewed 37 selected transactions involving U.S. listed Chinese acquisition transactions announced since January 1, 2015 Additional Information (for informational purposes) Discounted Cash Flow Analysis (As of February 21, 2020)* Discount rate range of 13.5% – 15.5% applied to CBMG’s projected cash flows(2) Terminal value calculated using perpetuity growth rate of 2.5% – 3.5% Note: Jefferies made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Jefferies. Discount rate range calculated based on market data as of March 20, 2020. Discount rate range calculated based on market data as of February 21, 2020. Low end of discount rate range based on market data as of March 20, 2020, as noted above. High end of discount rate range calculated based on market data as of March 18, 2020 (see page 17 for detail). Shown for illustrative purposes to display the discount rate range calculated during the trading week ending on March 20, 2020. *Given recent market volatility and uncertainty, preliminary analysis currently includes a calculation of discount rates using market inputs from the trading week ending March 20 and February 21, which is the date of the most recent Consortium proposal letter and a date that preceded most of the recent volatility in the U.S. market A methodology based on an entity’s or a business’ risk-adjusted cash flow generating abilities Discounted Cash Flow Analysis (As of the trading week ending March 20, 2020)* Discount rate range of 12.8% – 18.0% applied to CBMG’s projected cash flows(3) Terminal value calculated using perpetuity growth rate of 2.5% – 3.5% 13

Preliminary & Confidential,
Subject to Further Review and Revision

Preliminary Financial Analysis Summary

Methodology | **Implied Equity Value Per Share** | **Selected Metrics**



Closing Stock Price (2/21/20): $16.68
Proposed Consideration: $19.50
Closing Stock Price (3/20/20): $14.15
Unaffected Stock Price (11/8/19): $17.67
$14.90
$26.41
$12.58
$22.42
$6.25
$26.41
$19.97
$22.26
$15.99
$17.83
$0.00
$5.00
$10.00
$15.00
$20.00
$25.00
$30.00

Methodology	Selected Metrics
Discounted Cash Flow Analysis (as of March 20, 2020)	Discount rate range: 12.8% – 14.8%(1) Perpetuity growth range: 2.5% – 3.5%
Discounted Cash Flow Analysis (as of February 21, 2020)	Discount rate range: 13.5% – 15.5%(2) Perpetuity growth range: 2.5% – 3.5%
Additional Information (for informational purposes)	
Discounted Cash Flow Analysis (as of the trading week ending March 20, 2020)	Discount rate range: 12.8% – 18.0%(3) Perpetuity growth range: 2.5% – 3.5%
Premiums Paid (as of November 8, 2019)	25th and 75th percentile of 1 day prior premiums paid range of 13% – 26% CBMG 11/8/19 closing stock price of $17.67
Premiums Paid (as of March 20, 2020)	25th and 75th percentile of 1 day prior premiums paid range of 13% – 26% CBMG 3/20/20 closing stock price of $14.15

Source: CBMG Management (as approved by the Special Committee), Public filings, Websites, SDC, Merger Market, and Capital IQ as of November 8, 2019, February 21, 2020, and March 20, 2020, as applicable.
(1) Discount rate range calculated based on market data as of March 20, 2020.
(2) Discount rate range calculated based on market data as of February 21, 2020.
(3) Low end of discount rate range based on market data as of March 20, 2020. High end of discount rate range calculated based on market data as of March 18, 2020 (see page 17 for detail). Shown for illustrative purposes to display the discount rate range calculated during the trading week ending on March 20, 2020.

Jefferies LLC / March 2020
14
Jefferies

Financial Summary Preliminary Discounted Cash Flow Analysis (as of March 20, 2020) (1) Summary Sensitivity Source: CBMG Management (as approved by the Special Committee). Assumes weighted average cost of capital (WACC) of 13.8% (midpoint); discounted to present value as of 12/31/2019 using mid-year convention. Assumes midpoint perpetuity growth rate of 3.0% and midpoint discount rate of 13.8% discounted to present value as of 12/31/2019. Treasury stock method fully diluted shares outstanding. Terminal cash flows reflect 2030E management forecast adjusted to set depreciation and amortization equal to capital expenditures and to normalize the change in working capital to reflect perpetuity growth rate. Change in working capital calculated as the perpetuity growth rate multiplied by 2030E probability adjusted revenue of $606mm, and further multiplied by 15%, CBMG management’s assumption regarding the change in net working capital as a percentage of the change in sales. ($ in millions, except per share data) (4) 15

Financial Summary Preliminary Discounted Cash Flow Analysis (as of February 21, 2020) Summary Sensitivity ($ in millions, except per share data) Source: CBMG Management (as approved by the Special Committee). Assumes weighted average cost of capital (WACC) of 14.5% (midpoint); discounted to present value as of 12/31/2019 using mid-year convention. Assumes midpoint perpetuity growth rate of 3.0% and midpoint discount rate of 14.5% discounted to present value as of 12/31/2019. Treasury stock method fully diluted shares outstanding. Terminal cash flows reflect 2030E management forecast adjusted to set depreciation and amortization equal to capital expenditures and to normalize the change in working capital to reflect perpetuity growth rate. Change in working capital calculated as the perpetuity growth rate multiplied by 2030E probability adjusted revenue of $606mm, and further multiplied by 15%, CBMG management’s assumption regarding the change in net working capital as a percentage of the change in sales. (1) (4) 16

Financial Summary Summary Sensitivity Source: CBMG Management (as approved by the Special Committee). Discount rate range calculated based on market data as of March 18, 2020, which reflects the high end of the discount rate range calculated during the trading week ending March 20, 2020. Assumes midpoint perpetuity growth rate of 3.0% and midpoint discount rate of 17.0% discounted to present value as of 12/31/2019. Treasury stock method fully diluted shares outstanding. Terminal cash flows reflect 2030E management forecast adjusted to set depreciation and amortization equal to capital expenditures and to normalize the change in working capital to reflect perpetuity growth rate. Change in working capital calculated as the perpetuity growth rate multiplied by 2030E probability adjusted revenue of $606mm, and further multiplied by 15%, CBMG management’s assumption regarding the change in net working capital as a percentage of the change in sales. ($ in millions, except per share data) (4) Preliminary Discounted Cash Flow Analysis (as of March 18, 2020) (1) 17

Preliminary Premiums Paid Detail (for informational purposes) Sources: Public filings, Bloomberg, news articles, and Capital IQ as of March 20, 2020. Note: Dataset includes 37 selected transactions. Selected U.S. Listed Chinese Acquisition Transactions Announced since January 1, 2015 18

Appendix 19

Weighted Average Cost of Capital (as of March 20, 2020)

Preliminary & Confidential, Subject to Further Review and Revision

Illustrative WACC Calculation	
Equity Risk Premium (Rm-Rf) [1]	7.2%
Multiplied by: Adjusted Levered Beta	1.186
Adjusted Equity Risk Premium	8.5%
Add: Risk-Free Rate of Return (Rf)	1.4%
Add: Size Premium	2.2%
Add: China Risk Premium	1.7%
Cost of Equity (Ke)	**13.8%**
Equity/Cap	100.0%
Cost of Equity Portion	**13.8%**
Cost of Debt (Kd)	**6.0%**
Assumed Tax Rate	15.0%
After-Tax Cost of Debt	**5.1%**
Debt/Cap	0.0%
Cost of Debt Portion	**0.0%**
WACC	13.8%

Assumptions	
Equity Risk Premium (Rm-Rf) [1]	7.2%
Risk-Free Rate of Return (Rf) [2]	1.4%
Size Premium [3]	2.2%
China Risk Premium [4]	1.7%
Assumed Cost of Debt (Kd) [5]	6.0%
Assumed Marginal Tax Rate [6]	15.0%
Assumed Target Debt/Cap [12]	0.0%

Beta Determination

Company	Adjusted Two-Yr Beta [7]	Market Value of Equity [8]	Total Debt	Leverage Ratios D/E	Leverage Ratios D/(D+E)	Tax Rate [9]	Unlevered Two-Yr Beta [10]
Cellectis S.A.	1.571	$344.3	$0.0	0.0%	0.0%	25.4%	1.571
Autolus Therapeutics plc	1.207	236.8	0.0	0.0%	0.0%	19.0%	1.207
Celyad SA	1.232	88.0	0.4	0.4%	0.4%	29.6%	1.228
Fate Therapeutics	1.164	1,699.5	0.0	0.0%	0.0%	25.0%	1.164
Mustang Bio, Inc.	1.204	104.3	15.8	15.1%	13.1%	25.0%	1.082
Adaptimmune Therapeutics plc	1.900	375.0	0.0	0.0%	0.0%	19.0%	1.900
TCR2 Therapeutics Inc.	1.043	165.6	0.0	0.0%	0.0%	25.0%	1.043
ZIOPHARM Oncology, Inc.	0.893	534.8	0.0	0.0%	0.0%	25.0%	0.893
Median	1.206	$290.5	$0.0	0.0%	0.0%	25.0%	1.186
Mean	1.277	$443.5	$2.0	1.9%	1.7%	24.1%	1.261
Unlevered Beta [10]							1.186
Median Debt / Capital							0.0%
Implied Debt / Equity							0.0%
Levered Beta [11]							1.186
CBMG (as of 3/20/20)	0.797	390.7	14.0	3.6%	3.5%	15.0%	0.773
CBMG (as of 11/8/19)	1.346	350.2	14.1	4.0%	3.9%	15.0%	1.301

Sources: Public filings, Capital IQ and Bloomberg as of March 20, 2020.

(1) Long horizon expected equity risk premium (historical), per Duff and Phelps.
(2) 20-year U.S. Treasury yield as of March 20, 2020.
(3) Represents 9th decile size premium per Duff and Phelps Valuation Handbook.
(4) Represents spread between yield on 20-year USD-denominated government bond of China and 20-year U.S. Treasury yield as of March 20, 2020.
(5) Represents interest rate from Consortium interim financing of January 29, 2020.
(6) Assumes 15.0% corporate tax rate for CBMG, per CBMG Management.
(7) Two-year weekly, historical-adjusted Beta versus S&P 500 per Bloomberg.
(8) Equity values based on closing stock prices as of March 20, 2020.
(9) For U.S. companies, assumes 25% tax rate for non-tax payors or tax payors with non-meaningful rate. For non-U.S. companies, assumes the statutory tax rate as provided in their most recent annual reports.
(10) Unlevered Beta = Levered Beta / [1 + ((D/E) * (1-T))].
(11) Levered Beta = Unlevered Beta * [1 + ((D/E) * (1-T))].
(12) Excludes $14.0 million drawn from $16.0 million interim financing facility provided by Winsor Capital, an affiliate of TF Capital, a member of the Consortium. $7 million of the $14 million of interim financing is redeemable with CBMG shares. The remainder of the interim financing is convertible to equity by the Consortium following a potential transaction.

Jefferies LLC / March 2020 20

Jefferies

Weighted Average Cost of Capital (as of February 21, 2020)

Preliminary & Confidential, Subject to Further Review and Revision

Illustrative WACC Calculation	
Equity Risk Premium (Rm-Rf) [1]	7.2%
Multiplied by: Adjusted Levered Beta	1.342
Adjusted Equity Risk Premium	9.6%
Add: Risk-Free Rate of Return (Rf)	1.8%
Add: Size Premium	2.2%
Add: China Risk Premium	0.9%
Cost of Equity (Ke)	**14.5%**
Equity/Cap	100.0%
Cost of Equity Portion	**14.5%**
Cost of Debt (Kd)	**6.0%**
Assumed Tax Rate	15.0%
After-Tax Cost of Debt	**5.1%**
Debt/Cap	0.0%
Cost of Debt Portion	**0.0%**
WACC	14.5%

Assumptions	
Equity Risk Premium (Rm-Rf) [1]	7.2%
Risk-Free Rate of Return (Rf) [2]	1.8%
Size Premium [3]	2.2%
China Risk Premium [4]	0.9%
Assumed Cost of Debt (Kd) [5]	6.0%
Assumed Marginal Tax Rate [6]	15.0%
Assumed Target Debt/Cap [12]	0.0%

Beta Determination

				Leverage Ratios			
Company	Adjusted Two-Yr Beta [7]	Market Value of Equity [8]	Total Debt	D/E	D/(D+E)	Tax Rate [9]	Unlevered Two-Yr Beta [10]
Cellectis S.A.	1.571	$796.6	$0.0	0.0%	0.0%	25.4%	1.571
Autolus Therapeutics plc	0.735	500.6	0.0	0.0%	0.0%	19.0%	0.735
Celyad SA	1.193	147.5	0.4	0.3%	0.3%	29.6%	1.191
Fate Therapeutics	1.599	2,559.8	0.0	0.0%	0.0%	25.0%	1.599
Mustang Bio, Inc.	1.569	165.3	15.8	9.5%	8.7%	25.0%	1.464
Adaptimmune Therapeutics plc	2.860	528.3	0.0	0.0%	0.0%	19.0%	2.860
TCR2 Therapeutics Inc.	0.839	352.3	0.0	0.0%	0.0%	25.0%	0.839
ZIOPHARM Oncology, Inc.	1.219	694.4	0.0	0.0%	0.0%	25.0%	1.219
Median	1.394	$514.4	$0.0	0.0%	0.0%	25.0%	1.342
Mean	1.448	$718.1	$2.0	1.2%	1.1%	24.1%	1.435
Unlevered Beta [10]							1.342
Median Debt / Capital							0.0%
Implied Debt / Equity							0.0%
Levered Beta [11]							1.342
CBMG (as of 2/21/20)	0.982	329.4	14.0	4.3%	4.1%	15.0%	0.948
CBMG (as of 11/8/19)	1.346	350.2	14.1	4.0%	3.9%	15.0%	1.301

Sources: Public filings, Capital IQ and Bloomberg as of February 21, 2020.
(1) Long horizon expected equity risk premium (historical), per Duff and Phelps.
(2) 20-year U.S. Treasury yield as of February 21, 2020.
(3) Represents 9th decile size premium per Duff and Phelps Valuation Handbook.
(4) Represents spread between yield on 20-year USD-denominated government bond of China and 20-year U.S. Treasury yield as of February 21, 2020.
(5) Represents interest rate from Consortium interim financing of January 29, 2020.
(6) Assumes 15.0% corporate tax rate for CBMG, per CBMG Management.
(7) Two-year weekly, historical-adjusted Beta versus S&P 500 per Bloomberg.
(8) Equity values based on closing stock prices as of February 21, 2020.
(9) For U.S. companies, assumes 25% tax rate for non-tax payors or tax payors with non-meaningful rate. For non-U.S. companies, assumes the statutory tax rate as provided in their most recent annual reports.
(10) Unlevered Beta = Levered Beta / [1 + ((D/E) * (1-T))].
(11) Levered Beta = Unlevered Beta * [1 + ((D/E) * (1-T))].
(12) Excludes $14.0 million drawn from $16.0 million interim financing facility provided by Winsor Capital, an affiliate of TF Capital, a member of the Consortium. $7 million of the $14 million of interim financing is redeemable with CBMG shares. The remainder of the interim financing is convertible to equity by the Consortium following a potential transaction.

Jefferies LLC / March 2020 21 Jefferies

Weighted Average Cost of Capital (as of March 18, 2020)

Preliminary & Confidential, Subject to Further Review and Revision

Illustrative WACC Calculation	
Equity Risk Premium (Rm-Rf) [1]	7.2%
Multiplied by: Adjusted Levered Beta	1.593
Adjusted Equity Risk Premium	11.4%
Add: Risk-Free Rate of Return (Rf)	1.6%
Add: Size Premium	2.2%
Add: China Risk Premium	1.8%
Cost of Equity (Ke)	**17.0%**
Equity/Cap	100.0%
Cost of Equity Portion	**17.0%**
Cost of Debt (Kd)	**6.0%**
Assumed Tax Rate	15.0%
After-Tax Cost of Debt	**5.1%**
Debt/Cap	0.0%
Cost of Debt Portion	**0.0%**
WACC	17.0%

Assumptions	
Equity Risk Premium (Rm-Rf) [1]	7.2%
Risk-Free Rate of Return (Rf) [2]	1.6%
Size Premium [3]	2.2%
China Risk Premium [4]	1.8%
Assumed Cost of Debt (Kd) [5]	6.0%
Assumed Marginal Tax Rate [6]	15.0%
Assumed Target Debt/Cap [12]	0.0%

Beta Determination

Company	Adjusted Two-Yr Beta [7]	Market Value of Equity [8]	Total Debt	Leverage Ratios D/E	Leverage Ratios D/(D+E)	Tax Rate [9]	Unlevered Two-Yr Beta [10]
Cellectis S.A.	1.678	$351.6	$0.0	0.0%	0.0%	25.4%	1.678
Autolus Therapeutics plc	1.233	221.5	0.0	0.0%	0.0%	19.0%	1.233
Celyad SA	1.513	75.7	0.4	0.5%	0.5%	29.6%	1.507
Fate Therapeutics	1.616	1,744.1	0.0	0.0%	0.0%	25.0%	1.616
Mustang Bio, Inc.	1.832	103.4	15.8	15.2%	13.2%	25.0%	1.644
Adaptimmune Therapeutics plc	2.450	373.5	0.0	0.0%	0.0%	19.0%	2.450
TCR2 Therapeutics Inc.	1.569	147.8	0.0	0.0%	0.0%	25.0%	1.569
ZIOPHARM Oncology, Inc.	1.304	432.2	0.0	0.0%	0.0%	25.0%	1.304
Median	1.593	$286.6	$0.0	0.0%	0.0%	25.0%	1.593
Mean	1.649	$431.2	$2.0	2.0%	1.7%	24.1%	1.625

Unlevered Beta [10]	1.593
Median Debt / Capital	0.0%
Implied Debt / Equity	0.0%
Levered Beta [11]	1.593

Company	Adjusted Two-Yr Beta	Market Value of Equity	Total Debt	D/E	D/(D+E)	Tax Rate	Unlevered Two-Yr Beta
CBMG (as of 3/18/20)	1.065	390.7	14.0	3.6%	3.5%	15.0%	1.034
CBMG (as of 11/8/19)	1.346	350.2	14.1	4.0%	3.9%	15.0%	1.301

Sources: Public filings, Capital IQ and Bloomberg as of March 18, 2020.
(1) Long horizon expected equity risk premium (historical), per Duff and Phelps.
(2) 20-year U.S. Treasury yield as of March 18, 2020.
(3) Represents 9th decile size premium per Duff and Phelps Valuation Handbook.
(4) Represents spread between yield on 20-year USD-denominated government bond of China and 20-year U.S. Treasury yield as of March 18, 2020.
(5) Represents interest rate from Consortium interim financing of January 29, 2020.
(6) Assumes 15.0% corporate tax rate for CBMG, per CBMG Management.
(7) Two-year weekly, historical-adjusted Beta versus S&P 500 per Bloomberg.
(8) Equity values based on closing stock prices as of March 18, 2020.
(9) For U.S. companies, assumes 25% tax rate for non-tax payors or tax payors with non-meaningful rate. For non-U.S. companies, assumes the statutory tax rate as provided in their most recent annual reports.
(10) Unlevered Beta = Levered Beta / [1 + ((D/E) * (1-T))].
(11) Levered Beta = Unlevered Beta * [1 + ((D/E) * (1-T))].
(12) Excludes $14.0 million drawn from $16.0 million interim financing facility provided by Winsor Capital, an affiliate of TF Capital, a member of the Consortium. $7 million of the $14 million of interim financing is redeemable with CBMG shares. The remainder of the interim financing is convertible to equity by the Consortium following a potential transaction.

Jefferies LLC / March 2020 22 Jefferies